"Credit Commercial de France commit to arrange for the financing of the acquisition by FCI or its subsidiaries of Berg Electronics Corp. through the issuance of a 4-year bond denominated in FRF in an amount up to FRF 6bn. The Bond issued by FCI and guaranteed by Framatome will be purchased for the full amount by a Special Purpose Vehicle ("SPV"). The SPV will be funded through a commercial paper program backed by a 4-year liquidity facility to be arranged by Credit Commercial de France and Societe Generale which commit irrevocably to back up the commercial paper program. The liquidity will be syndicated to french and foreign banks. The bond will pay a floating rate with an applicable margin up to a maximum of 0.30%. The remaining FRF 3bn of the acquisition will be funded through new equity provided by Framatome to FCI."



                               Paris, the 1st of September 1998



/s/ Bernard Boue                           /s/ Stephane Derouvroy
-------------------------------------      -------------------------------------
Bernard Boue                               Stephane Derouvroy
Directeur a l'Administration Centrale      Directeur Adjoint a l'Administration
                                           Centrale


/s/ Christian Behaghel                     /s/ G. Vidal
-------------------------------------      -------------------------------------
Christian Behaghel                         Framatome S.A.,
Directeur de la Division Constructions     as guarantor
electriques et mecaniques                  G. Vidal
Direction Regionale Europe                 Deputy Chief Financial Officer
Societe Generale


/s/ E. d'Amarzit
-------------------------------------
F.C.I.
E. d'Amarzit
Treasurer